Exhibit 21.1
SUBSIDIARIES
DOMESTIC SUBSIDIARIES OF THE COMPANY:

STATE OF
NAME OF SUBSIDIARY	INCORPORATION
PCT International Holdings Inc.	Delaware
Flavors Holdings Inc.	Delaware
Mafco Worldwide Corporation	Delaware
Mafco Shanghai Corporation	Delaware
EVD Holdings Inc.	Delaware
Pneumo Abex LLC	Delaware
Concord Pacific Corporation	Maine
Pneumo Abex Lessee Corp.	Delaware
CA Acquisition Holdings Inc.	Delaware
Harland Clarke Holdings Corp.	Delaware
Harland Clarke Corp.	Delaware
Checks In The Mail, Inc.	Delaware
HFS Scantron Holdings Corp.	New York
Scantron Corporation	Delaware
Harland Financial Solutions, Inc.	Oregon
HFS Research & Development, Inc.	Delaware
John H. Harland Company of Puerto Rico	Georgia
Centralia Holdings Corporation	Georgia
Create-It!, Inc.	Illinois
SubscriberMail, LLC	Illinois
Parsam Technologies, LLC	Tennessee
Harland Financial Solutions India, LLC	Delaware
Spectrum K12 School Solutions, Inc.	Delaware
FOREIGN SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	JURISDICTION
EVD Holdings S.A.	France
Extraits Vegetaux Et Derives, S.A.	France
Wei Feng Enterprises Ltd.	British Virgin Islands
Xianyang Concord Natural Products Co. Ltd.	People’s Republic of China
Zhangjiagang Free Trade Zone MAFCO Liantai Biotech Co., Ltd.	People’s Republic of China
Scantron Canada, Ltd.	Canada
Harland Israel Ltd.	Israel
Harland Financial Solutions Worldwide Limited	Ireland
SRC Software Private Ltd.	India